Exhibit 4.1

Form of Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE ‘SECURITIES ACT”), AS AMENDED, OR ANY STATE SECURITIES LAWS, AND, ACCORDINGLY, THIS NOTE MAY ONLY BE SOLD OR OTHERWISE TRANSFERRED TO A “PERMITTED TRANSFEREE” (AS DEFINED HEREIN) OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION EXEMPT FROM THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF SENIOR INDEBTEDNESS (AS DEFINED BELOW) TO THE EXTENT PROVIDED HEREIN.

STEREOTAXIS, INC.

TERM NOTE

$	, 200

St. Louis, Missouri

1. General. Stereotaxis, Inc., a Delaware corporation (the “Company”), for value received, hereby promises to pay to the order of                                 (the “Holder”) the principal sum of                                 Dollars ($            ), on the date (the “Maturity Date”) which is the earlier of (i) May 10, 2006, or (ii) the date upon which the Company obtains up to Thirty Million Dollars ($30,000,000) of Strategic Financing (as such term is defined in the Purchase Agreement referred to below), in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts, and to pay interest on the unpaid balance of the principal hereof from the date hereof, at the times and in the amounts as provided in that certain Note and Warrant Purchase Agreement between the Company and the Holder and certain other lenders set forth therein, dated November 10, 2005, as the same may from time to time be amended, modified or supplemented (the “Purchase Agreement”); provided that the Company shall have the option, pursuant to the terms of the Purchase Agreement, to extend the Maturity Date to November 10, 2006. Notice of extension of the Maturity Date shall be given by the Company by mail and shall be mailed to the Holder not less than 30 days prior to the date fixed for such Maturity Date extension. All payments of principal and interest on this Note shall be made at the offices of the Company. In the event that the principal amount of this Note is not paid in full when such amount becomes due and payable, interest at the rate of [            ] percent ([        ]%) (the “Default Rate”) shall continue to accrue on the balance of any unpaid principal until such balance is paid.

This Note is issued in connection with the Purchase Agreement and the Holder is subject to certain restrictions set forth in this Note and the Purchase Agreement and shall be entitled to certain rights and privileges set forth in the same.

2. Optional Prepayment. The Company may at any time, prepay the unpaid principal amount of this Note, or any part thereof, without penalty or premium, but with interest accrued to the date fixed for prepayment. Notice of prepayment shall be given by the Company by mail and shall be mailed to the Holder not less than 15 days prior to the date fixed for prepayment. Upon giving of notice of prepayment as aforesaid, this Note (or the portion thereof to be prepaid, as the case may be) shall on the prepayment date specified in such notice become due and payable; and from and after the prepayment date so specified (unless the Company shall default in making such prepayment) interest on this Note (or the portion thereof to be prepaid, as the case may be) shall cease to accrue and, on presentation and surrender hereof to the Company for cancellation, this Note (or the portion thereof to be prepaid as the case may be) shall be paid by the Company at the prepayment price aforesaid.

3. Events of Default. If any of the events specified in this Section 3 shall occur (herein individually referred to as an “Event of Default”), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

(i) Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within ten (10) days after the Holder has given the Company written notice of such default; or

(ii) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

(iii) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

At any time that the unpaid principal balance of this Note, together with all accrued and unpaid interest owing thereon, shall have become due and payable in full pursuant to this Section 3, the aggregate of all such sums shall thereafter bear interest, both before and after judgment, at the Default Rate until such sums have been paid. In such event, all payments made thereafter shall be applied first to unpaid interest hereon, then to the principal of this Note.

4. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company’s Senior Indebtedness, as hereinafter defined.

4.1. Senior Indebtedness. As used in this Note, the term “Senior Indebtedness” shall mean the principal of and unpaid accrued interest on: (i) all indebtedness of the Company to Silicon Valley Bank or its affiliates or any other banks, commercial finance lenders or similar financial institutions, which is for money borrowed by the Company (whether or not secured) (“Financial Institution Debt”), and (ii) any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for or to refinance such Financial Institution Debt, or any indebtedness arising from the satisfaction of such Financial Institution Debt by a guarantor.

4.2. Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payments in respect of the principal of and interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note.

4.3. Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 4 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

4.4. Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 4.2 above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 4 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

4.5. Undertaking. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 4.

4.6. Subordination of Junior Indebtedness. In connection with the Company’s incurrence of any future convertible indebtedness or other indebtedness of the Company in respect of borrowed money evidenced by bonds, notes, debentures or similar instruments or letters of credit that is other than Financial Institution Debt (“Junior Indebtedness”), the Company agrees that any such Junior Indebtedness shall be subordinate to this Note on substantially the same terms as are provided under this Article 4.

5. Warrant Agreement. Warrants shall be issued by the Company pursuant to the Purchase Agreement, which together with the Form of Warrant to be issued thereunder shall govern all aspects of the Warrants, including without limitation the term, exercise price and all adjustments to the number of shares of common stock issuable upon exercise thereof.

6. Assignment. Subject to the restrictions on transfer described in Section 12 below, the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

7. Waiver and Amendment. Any provision of this Note may be amended, waived or modified pursuant to the terms of the Purchase Agreement.

8. Heading; References. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

9. Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if faxed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or faxed in the manner set forth above and shall be deemed to have been received when delivered.

10. No Stockholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding that body of law relating to conflict of laws.

12. Transfer Restrictions. The Holder agrees that in no event will it make a transfer or disposition of any of this Note (other than pursuant to an effective registration statement under the 1933 Act), unless and until (i) it shall have notified the Company of the proposed disposition and shall have furnished the Company with a statement of the circumstances surrounding the disposition and assurance that the proposed disposition is in compliance with all applicable laws, and (ii) if reasonably requested by the Company, at the expense of such Holder or its transferee, it shall have furnished to the Company an opinion of counsel, reasonably satisfactory to the Company, to the effect that such transfer may be made without registration under the 1933 Act. Notwithstanding the foregoing, no formal notice or opinion of counsel shall be required for the transfer by an Holder to: (x) any partner of a Holder or to a retired partner of a Holder, who retires after the date of this Agreement, (y) the estate of any such partner or a retired partner or for the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors or (z) any entity which is a wholly-owned subsidiary of the Holder or which is under common control with the Holder; provided, however, in all cases where no legal opinion is required that the transferee shall agree in writing to be subject to the terms of this Agreement to the same extent as if it were the original Holder hereunder.

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IN WITNESS WHEREOF, the Company has caused this Note to be issued this      day of November, 2005.

STEREOTAXIS, INC.

By:
Name:
Title:

Name of Holder:

Address:

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